Exhibit 99.1


        Mace Security International Signs Agreement to Sell Its Arizona Car Wash Region, Representing 12 Car Washes, for $19,250,000 in Cash


     MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Dec. 8, 2006--Mace Security International, Inc. ("Mace") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products and an owner and operator of car and truck wash facilities, today announced that it has signed an agreement to sell its Arizona Car Wash Region for $19,250,000 in cash. The assets of Mace's Arizona Region are being sold at a price above the recorded net book value of approximately $17 million. The Arizona Region represents twelve car washes and approximately $10 million of Mace's total revenues of approximately $68 million in 2005. Nine of the car washes are owned and three are leased. This transaction is expected to close within 120 days.

     The agreement calls for a $500,000 deposit to be held in escrow, which is forfeited to Mace if the buyer does not close. The proceeds from this transaction will be used to pay down debt and fund further expansion of Mace's security segment. Mace will pay down all of the debt associated with the Arizona car washes currently totaling approximately $9.6 million, and any pre-payment penalty to be incurred as a result of the early retirement of the above-mentioned debt. The Company's total outstanding debt is currently approximately $24.5 million, and at the completion of this transaction Mace's total debt will be reduced to approximately $14.5 million. Mace's current total outstanding debt of $24.5 million is associated with the Company's real estate.

     This is a major step in Mace's goal to sell all of its car washes. Mace believes that this transaction is in the best interest of the Company and its shareholders.

     Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. Information about Mace and becoming a Mace Authorized Dealer is available at www.mace.com. The Company's consumer e-commerce web site is www.macecatalog.com.

     Certain   statements  and  information   included  in  this  press  release
constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.


     CONTACT: Mace Security International, Inc.
              Eduardo Nieves, Jr., Vice President, Marketing & IR
              954-449-1313
              www.mace.com